SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): December 18, 2003

BANCSHARES OF FLORIDA, INC.

(Exact name of registrant as specified in its charter)

Florida	000-50091	59-3535315
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1185 Immokalee Road, Naples, Florida 34110

(address of principal executive offices)

Registrant’s telephone number, including area code (239) 254-2100

3411 Tamiami Trail North, Suite 200, Naples, FL 34101

(Former address of principal executive offices)

Item 5.    Other Material Events.

On December 18, 2003, the Registrant entered into a definitive agreement to acquire Horizon Financial Corp., a unitary savings association holding company, located in Pembroke Pines, Florida (AHorizon@), the parent company for Horizon Bank, FSB. Horizon will be merged with and into the Registrant and Horizon Bank will remain a wholly-owned subsidiary of the Registrant. The merger consideration shall equal a number of shares of Registrants common stock equal to the exchange ratio on the closing date, as calculated below:

(i)    if the average closing price of Registrants shares for the twenty trading days immediately preceding the trading day prior to the closing date shall be from $11.00 to $16.00, then the exchange ratio shall equal 1.000 share of common stock of Bancshares for each share of common stock of Horizon outstanding ; or

(ii)    if the average closing price is less than $11.00, the exchange ratio shall be 1.000 Bancshares share for each 1.000 share of Horizon shares; provided, however, in such instance Horizon shall have the option to terminate the Plan of Merger pursuant to Section 8.1(h), unless Bancshares agrees, on or before the closing date, to set the exchange ratio at the quotient obtained by dividing $11.00 by the average closing price. For example, in such instance, if the average closing price equals $10.50, the exchange ratio would be the quotient obtained by dividing $11.00 by $10.50, or 1.048; or

(iii)    if the average closing price shall be greater than $16.00, the exchange ratio shall be the quotient obtained by dividing $16.00 by the average closing price. For example, if the average closing price equals $16.50, the exchange ratio shall be the quotient obtained by dividing the $16.00 by $16.50, or 0.970.

The merger transaction is subject to approval of shareholders of both the Registrant and Horizon and appropriate regulatory approvals. It is contemplated that the transaction will be consummated by the end of the second calendar quarter, 2004.

Item 7.    Financial Statements and Exhibits.

(c)    Exhibits.

The following exhibits are filed herewith:

EXHIBIT NO.	DESCRIPTION OF EXHIBIT
99.1	Press Release dated December 18, 2003

99.2	Agreement and Plan of Merger By and Between Bancshares of Florida, Inc., and Horizon Financial Corp., dated December 18, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANCSHARES OF FLORIDA, INC.

        By:    /s/  Michael L. McMullan

                        Michael L. McMullan

                        President

Dated:    December 19, 2003

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
99.1	Press Release dated December 18, 2003

99.2	Agreement and Plan of Merger dated December 18, 2003